Exhibit 99.1
SI-BONE Announces Revenue for the Fourth Quarter and Full Year 2021
Preliminary 2021 revenue of $89.8-90.1 million represents growth of 22%-23%

SANTA CLARA, Calif., January 10, 2022 – SI-BONE, Inc. (Nasdaq: SIBN) (“SI-BONE” or the “Company”), a medical device company dedicated to solving musculoskeletal disorders of the sacropelvic anatomy, today announced its preliminary and unaudited revenue for fourth quarter and full year 2021.

Preliminary and unaudited revenue for fourth quarter 2021 is expected to be in the range of $24.9-$25.2 million, reflecting growth of 13%-14% compared to the prior year period. U.S. revenue is expected to be in the range of $23.1-$23.3 million, reflecting growth of 12%-13% compared to the prior year period. International revenue is expected to be in the range of $1.8-$1.9 million.

Preliminary and unaudited revenue for full year 2021 is expected to be in the range of $89.8-90.1 million, reflecting growth of 22%-23% over full year 2020. U.S. revenue is expected to be in the range of $82.5-$82.7 million, reflecting growth of approximately 21% compared to the prior year period. International revenue is expected to be in the range of $7.3-$7.4 million. Cash and marketable securities are expected to be approximately $146 million as of December 31, 2021.

The fourth quarter and full year 2021 revenue and cash and marketable securities included in this release are preliminary and prior to the completion of SI-BONE's financial closing procedures and audit procedures by its external auditors and therefore may be subject to adjustment. SI-BONE expects to provide fourth quarter and full year 2021 financial results during its fourth quarter 2021 earnings call in February 2022.

About SI-BONE, Inc.

SI-BONE (NASDAQ: SIBN) is a global leader in technology for surgical treatment of musculoskeletal disorders of the sacropelvic anatomy. In 2009, SI-BONE introduced the iFuse Implant System for minimally invasive surgery of the SI joint, shown to be a source of pain in 15% to 30% of chronic low back pain. Since then, more than 2,600 surgeons have performed a combined total of more than 60,000 SI joint fusion procedures. A unique body of evidence, supporting the iFuse Implant System, including two RCT’s and over 100 peer reviewed publications, has enabled multiple government and private insurance payors to establish coverage of the SI joint fusion procedure exclusively when performed with the iFuse Implant System. SI-BONE is leveraging its market leadership position, supported by this proprietary reimbursement advantage, to commercialize other devices intended for surgical treatment of related aspects of the human anatomy. For more information or to join our team, please visit us at www.si-bone.com.

For additional information on the company or the products including risks and benefits, please visit www.si-bone.com.

SI-BONE and iFuse Implant System are registered trademarks of SI-BONE, Inc. ©2022 SI-BONE, Inc. All Rights Reserved.

Forward Looking Statements

The statements in this press release regarding expectations of future events or results, including SI-BONE’s expectations of continued growth and financial outlook, contained in this press release are "forward-looking" statements. These forward-looking statements are based on SI-BONE's current expectations and inherently involve significant risks and uncertainties. These risks include SI-BONE’s preliminary fourth quarter and full year 2021 revenue and cash and marketable securities, which is subject to continued review by SI-BONE and its auditors and significant adjustments may be made before final results are determined, the impact the COVID-19 pandemic will have on the ability and desire of patients and physicians to undergo procedures using the iFuse Implant System, the duration of the COVID-19 pandemic, whether the COVID-19 pandemic will recur in the future, and SI-BONE's ability to increase demand for iFuse. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these and other risks and uncertainties, many of which are described in the company's most recent filings on Form 10-K and Form 10-Q, and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov), especially under the caption "Risk Factors". SI-BONE does not undertake any obligation to update forward-looking statements and expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Investor Contact
Matt Bacso, CFA
investors@SI-BONE.com